EXHIBIT 10.15

November 16, 2004

J. Stephen Vanderwoude

3108 Arthur Minnis Road

Hillsborough, North Carolina 27278

Dear Steve:

We are pleased to inform you that the Board of Member Representatives (the “Board”) of Madison River Telephone Company, LLC, a Delaware limited liability company (the “Company”), has awarded you that number of Class D Units of the Company set forth below in consideration of the services to be rendered by you to the Company. The purpose of this award is to give you the opportunity to share in the long-term success of the Company. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Limited Liability Company Agreement of the Company (as amended, the “LLC Agreement”). If you agree with the terms and conditions set forth herein kindly acknowledge by affixing your signature below.

1. GRANT OF UNITS. Company hereby grants to you 2,400 Class D Units of the Company (the “Units”).

2. VESTING.

(a) Vesting. Subject to the terms hereof, including the forfeiture and repurchase provisions of paragraph 3, if Employee has continued to serve the Company in the capacity of an employee from November 16, 2004 (the “Award Date”) through the following dates, Employee shall be vested in the number of Units set forth opposite the applicable date (each number represents the cumulative total number of Units in which Employee will be vested as of the applicable date):

On the Award Date	0
On December 31, 2004	600 Units
On December 31, 2005	1,200 Units
On December 31, 2006	1,800 Units
On December 31, 2007	2,400 Units

(b) Accelerated Vesting. In the event Employee continues to be employed by the Company upon an IPO (as defined in the LLC Agreement), Employee shall immediately be vested in 50% of the then unvested Class D Units upon the consummation of the IPO.

3. LLC AGREEMENT; REPURCHASE OF UNITS. Employee agrees to execute and be bound by the LLC Agreement and acknowledges that the Units are subject to the terms and provisions of the LLC Agreement. Upon the termination of Employee’s employment with the Company for any reason any Units not otherwise vested shall be forfeited for zero consideration.

4. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the state of Delaware, without giving effect to the principles of the conflicts of laws thereof.

5. ILLIQUIDITY; RESTRICTIONS ON TRANSFER AND PAYMENTS. There is no market for the Units and no assurance that a market for the Units will develop. Employee shall have no dissenters rights, voting rights or appraisal rights with respect to such a transaction as a result of holding the Units. The Units are not transferable without the consent of the Board. Furthermore, any transfer must comply with all federal and state securities law or an exemption therefrom. In addition, even if a transfer is permitted, the Units granted hereunder that are transferred shall continue to be subject to this Agreement and the LLC Agreement.

6. INCOME TAX TREATMENT; WITHHOLDING TAXES. The Company can give no assurance to Employee with respect to the federal, state or local income tax consequences to Employee of the grant of Units hereunder, the vesting of Units hereunder, or the exchange of Units granted hereunder for other securities. Employee must seek tax advice from his or her own tax accountant or tax attorney concerning these and other tax matters. If the Company in its sole discretion determines that it is obligated to withhold any tax in connection with the grant of Units pursuant to this Agreement, or in connection with the transfer of, or the lapse of restrictions on, any Units, Employee hereby agrees that the Company may withhold from any distribution due Employee the appropriate amount of tax. At the discretion of the Company, the amount required to be withheld may be withheld in cash or property from such distributions. Employee further agrees that, if the Company does not withhold a sufficient amount from Employee’s remuneration or distributions due Employee to satisfy such withholding obligation, Employee will make reimbursement on demand, in cash, for the amount underwithheld.

7. MISCELLANEOUS.

(a) Notices. All notices hereunder shall be given pursuant to the provisions and in the manner provided for in the LLC Agreement.

(b) Entire Agreement; Modification; Controlling Documents. This Agreement together with the LLC Agreement and the agreements referred to therein constitutes the entire agreement between the parties relative to the subject matter hereof, and supersedes all proposals, written or oral, and all other communications between the parties relating thereto. In the event of a conflict between such agreements, this Agreement shall control the LLC Agreement. This Agreement may be modified, amended or rescinded only by a written agreement executed by both parties. The LLC Agreement may be amended as specified therein, which amendments may not require the consent of Employee.

(c) Severability. The invalidity, illegality or unenforceability of any provision of the Agreement shall in no way affect the validity, legality or enforceability of any other provision.

(d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(e) Evidence of Units. The Units granted hereunder are evidenced by this Agreement and the Operating Agreement, and may be certificated form time to time at the discretion of the Board

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Letter Agreement to be executed as of the date first appearing above.

MADISON RIVER TELEPHONE COMPANY, LLC

By:	/S/ PAUL H. SUNU
Name:	Paul H. Sunu
Title:	CFO

/S/ J. STEPHEN VANDERWOUDE
J. STEPHEN VANDERWOUDE

January 4, 2005

J. Stephen Vanderwoude

3108 Arthur Minnis Road

Hillsborough, North Carolina 27278

Dear Steve:

On November 16, 2004, you were informed that the Board of Member Representatives (the “Board”) of Madison River Telephone Company, LLC had awarded you 2,400 Class D Units pursuant to an Incentive Grant Agreement previously approved by the Board. Pursuant to the November 16th letter, you were informed that those Units vested on December 31st of each year from 2004 through 2007. However, please be advised that per the Incentive Grant Agreement the Units are to vest on January 1st of each year from 2005 through 2008 and the November 16th letter included the December 31st date in error.

Therefore, we respectfully request that you consent and acknowledge the following replacement paragraph 2(a) to your November 16, 2004 Class D award letter. All other terms and conditions shall remain the same.

2.	Vesting.

(a)     Vesting. Subject to the terms hereof, including the forfeiture and repurchase provisions of paragraph 3, if Employee has continued to serve the Company in the capacity of an employee from November 16, 2004 (the “Award Date”) through the following dates, Employee shall be vested in the number of Units set forth opposite the applicable date (each number represents the cumulative total number of Units in which Employee will be vested as of the applicable date):

On the Award Date	0

On January 1, 2005	600 Units

On January 1, 2006	1,200 Units

On January 1, 2007	1,800 Units

On January 1, 2008	2,400 Units

MADISON RIVER TELEPHONE COMPANY, LLC

By:	/S/ MATT L. SPRINGER
Name:	Matt L. Springer
Title:	VP & General Counsel

CONSENTED TO AND ACKNOWLEDGED

/S/ J. STEPHEN VANDERWOUDE
J. STEPHEN VANDERWOUDE

Date:	January 4, 2005